EXHIBIT 99.2

FINAL TRANSCRIPT

Conference Call Transcript

TDW - Q4 2006 Tidewater Earnings Conference Call

Event Date/Time: May. 03. 2006 / 10:00AM ET

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FINAL TRANSCRIPT

May. 03. 2006 / 10:00AM ET, TDW - Q4 2006 Tidewater Earnings Conference Call

CORPORATE PARTICIPANTS

Dean Taylor

Tidewater - Chairman, President, CEO

Keith Lousteau

Tidewater - CFO

Joe Bennett

Tidewater - Princ. Accting Officer, Chief Investment and Relations Officer

Steve Dick

Tidewater - EVP, West Africa, North Sea, Far East

CONFERENCE CALL PARTICIPANTS

Jim Crandel

Lehman Brothers - Analyst

Pierre Conner

CapitalOne South Coast - Analyst

Fred Speece

Speece Thorson Capital - Analyst

Jon Chappell

JP Morgan - Analyst

Chris Summers

Greenlight Capital - Analyst

Daniel Burke

Johnson Rice - Analyst

Judd Bailey

Jefferies & Co. - Analyst

PRESENTATION

Operator

At this time I would like to welcome everyone to Tidewater’s fiscal fourth quarter earnings conference call. [OPERATOR INSTRUCTIONS] Thank you. I will now turn the call over to Dean Taylor, Chairman, CEO, and President. You may begin your conference.

Dean Taylor - Tidewater - Chairman, President, CEO

Thank you very much. Good morning everyone and welcome to the Tidewater fourth quarter fiscal 2006 earnings conference call. I’m Dean Taylor, Tidewater’s Chairman, President, and CEO, and I will be hosting the call this morning. With me today are Keith Lousteau, our CFO; Joe Bennett, Senior Vice President, Principal Accounting Officer and Chief Investment and Relations Officer; Cliff Laborde, our Legal Counsel and Executive Vice President; and Steve Dick, Executive Vice President in charge of West Africa, North Sea, and Far East operations.

The format for today’s call will be the one we normally follow. I’ll begin by commenting on our just reported quarterly earnings. Keith will follow with a detailed review of the numbers and a status report on our new build and vessel replacement program. I’ll then return with some comments on our markets and strategy going forward, after which we’ll then open the line for questions. Before we begin, Keith, would you please read our Safe Harbor statement.

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FINAL TRANSCRIPT

May. 03. 2006 / 10:00AM ET, TDW - Q4 2006 Tidewater Earnings Conference Call

Keith Lousteau - Tidewater - CFO

During today’s conference call, Dean, I, and other Tidewater management may make certain comments which are not statements of historical fact and thus they constitute forward-looking statements. I know that you understand that there are risk, uncertainties, and other factors that may cause the Company’s actual future performance to be materially different from that stated or implied by any comments we may make today. Dean.

Dean Taylor - Tidewater - Chairman, President, CEO

Thank you, Keith. I’m pleased to be able to report that we posted earnings for the quarter of $1.11 a share, for the year $4.07. Second best results in the history of the Company, which celebrated its 50th anniversary this past quarter. Revenue from both our domestic and international operations increased nicely during the quarter. In spite of the fact that the March quarter has two fewer days than the previous two quarters. Day rates in virtually all areas continued to increase over last quarter’s levels, and utilization also remained strong worldwide.

Keith will detail our finances shortly but in general in addition to very strong revenues this quarter also reflected both higher gains on vessel sales and higher costs. The cost increases resulted from both planned and unplanned dry dockings, mobilization expenses, increased insurance and G&A costs, some increase in crew costs. We expect continued revenue gains as well as some pressure on our costs this present quarter as well. Trends in general, though, are positive. Revenue from our international business was up nicely compared to last quarter. Rates continued their upward trend during the quarter as demand also remained at very high levels for those vessels in virtually every market that the 350-boat international fleet serves. Results on the domestic side of our business was similarly positive. Utilization remained high, with nice increases in rates for both our supply and towing supply vessel and crew boat classes during a quarter that is generally reflective of the seasonal downturn.

We continue to see no abatement for demand of our vessels in the Gulf of Mexico. There were a couple of other noteworthy events in the quarter. We disposed of 24 vessels in the March quarter which brought the total number of vessels taken out of our fleet in the just completed fiscal year to 51, including the six KMAR vessels sold. Ten of the vessels disposed of in the fourth quarter were scrapped. This was the first quarter in awhile that we have scrapped such a large number of boats, and it reflects our commitment to right-sizing our fleet as well as the intelligent disposition of lazy assets. I expect the number of boats sold and/or scrapped to continue to be high as we move forward, keeping in mind the age of our fleet, the competition, and general market conditions.

Updating our share repurchase program we bought back 235,000 shares in the quarter at an average price of $51.37 a share. This brings our total share repurchase for the fiscal year 2006 to 455,000 shares bought back at an average price for the year of $45.64. For a total cost of $20.4 million.

Lastly, I’ll comment briefly on the additional press release we put out this morning, in which we announced that we’ve adopted the EVA, economic value added management and incentive system at Tidewater. This system will complement the systems we already have in place to further enhance our financial health and capital stewardship by focusing on the creation of shareholder value via culture of ownership in which every manager and eventually many of our key fleet personnel, will participate. And now to Keith for a review of the quarterly numbers. Keith.

Keith Lousteau - Tidewater - CFO

As Dean commented we did have two press releases go out this morning. One was the — an expanded earnings report generally containing more information than we would normally put out, and the one on the adoption of the EVA management system and economic rewards system here at Tidewater. We will not be filing our Form 10-K today. It’s a practice in the past we have liked to do and we have always strived to put out our filings at the same time, but it is the announced policy of the Securities and Exchange Commission that all public companies about once every three years will have their public disclosures reviewed for adequacy and clarity, about 30 days ago Tidewater received from the SEC the results of their review of our 10-K for last year, our March 2005 10-K that was filed. They asked us for information and basically asked us about ten questions as to the disclosure in that 10-K. We have responded to that a couple of times with a follow-up by them. Anyone who is interested in the nature of their questions as to our disclosure and the direction that they would like us to further disclose some fleet statistics, those inquiries and responses are public documents. They’re all available on the Edgar SEC service today. So if anyone would like to see that we would hope to get that, oh, cleared up and have a 10-K filed in the next two to three weeks at a maximum period of time.

Quarter in/quarter out, year in/year out on this conference call we sit here and we start off by reading our forward-looking statement to the participants. Never, I think, has it been more important than this call that we did that, and we did it on our last phone call, because as I remember the guidance we gave this group as to potential operating costs for this quarter, the upper range was in the 105 to $106 million number. We’re

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May. 03. 2006 / 10:00AM ET, TDW - Q4 2006 Tidewater Earnings Conference Call

reporting a number that is noticeably higher than that this morning, so obviously it was — I won’t use the word a surprise, but the results for the quarter were beyond what we anticipated when we had this phone call last time, and a detailed explanation of the differences is certainly in order.

In reviewing the year-on-year numbers, as Dean said this morning, we did end up, on a GAAP accounting basis, reporting $4.07 for this year. Last year we reported $1.78. So that’s a nice 229% gain from year to year. Last year had a very unusual tax benefit in it from the adoption of the new tax law as it related to Tidewater. That was a positive $0.55 last year. In this year we had a very usual event when we sold those six KMAR towing supply vessels earlier in the year, and that affected this year’s earnings by $0.74. So as I look at it, if we were to factor out those two items, kind of a normal year without the sale of those vessels, we reported 3.33 last year adjusted for the unusual tax item. It would have been $1.23. We even had a better increase from normalized. That’s about a 271% increase normalized year on year earnings. Revenues were up about 30% this year from last year.

Getting more into the quarter, the first highlight I want to bring about for the quarter, other than the fact that we did report $1.11, is that revenues for the quarter came in at $235 million. That was a nice overall 3.2% increase from the previous quarter. I did some research yesterday to find out — this is Tidewater’s 50th year anniversary. We just completed 50 years. I went back as far as my desk records would allow, and never have I found a quarter where the fourth quarter of our fiscal year had greater revenues than the December quarter of our fiscal year. This is the first time that I could find that that ever happened where we were actually up in a quarter where Dean mentioned we have two less days, for instance, from December of ‘03 to March of ‘04 we went down 9%. We only reported 91% from December of ‘04 to March of ‘05 we reported only 96%, or we were down 4%. So you can see it’s very unusual, very reflective of a very positive quarter from a revenue generating point of view. Domestic revenues were $53.6 million as compared to 50.7 last quarter. A nice 5.8% increase domestically. International revenues were also up 2.4% to about $182 million.

Nothing special in the quarter from an income tax perspective. The rate was pretty much in line with the annual rate we had been projecting. It came in at about 24% for the quarter itself. A little bit out of the ordinary but not unusual were the gains reported during this quarter. We did report almost $11 million of gains from vessel sales, that equates to $0.12 on an after-tax basis. This year to date we reported $86 million of year to date gains for the whole year, and if you remember, about 66 of that came from the KMAR vessels. So we’ve reported about $20 million worth of vessel gains over the year, and vessel sales, gains from those sales now appears to be running in the 4 to $5 million per quarter range. Last quarter we reported $0.6 per share from vessel sales as our gain number on an after-tax basis. So I think I’ve seen some people on the wire this morning trying to kind of normalize out that what is a little unusual gain in this particular quarter. I would say that our running rate per quarter is somewhere in the $0.05 to $0.06 range. So if I were to attempt to normalize this quarter and say there was a little bit unusual vessel sales, I personally would probably take the $1.11 down to about $1.05 or $1.06 for the quarter, which to us, to beat the December quarter, where we came in at $1.04, is a pretty good happening, in particular with some of the cost increases that we did incur during the quarter.

And to get into that subject of the vessel cost during the quarter, there is no doubt we can’t get around the fact that vessel operating costs increase from 103 million to almost $116 million during the quarter. Some explanations are obviously in line with that. The first thing I’d like to report to you is the fact that we’ve got some positive/negative news, so to speak. During the quarter we withdrew nine vessels from stacked and returned those vessels to active service. One domestic vessel was taken out of stack and returned to service. Eight vessels internationally were returned to service. And if you remember, our policy is that we expense all dry-docking costs if a vessel has passed its normal depreciable full estimated useful life whenever we do that. So the first item I would throw out for your consideration is the mere fact that during this quarter, vessels that were taken out of stack or vessels that were new to the fleet, accounted for about $4.5 million of the increased costs for this quarter. That doesn’t give you the bogey for the whole quarter, but one other thing in particular I’d like to point out is under crew cost, when we factor in that the crew cost on those vessels that came out of stack or were new to the fleet was $1.3 million, it almost 100% accounts for the difference in crew costs from quarter to quarter.

The two items that really were unusual or unaccounted for in this quarter was an exceptional quarter with R&M on the remaining fleet where we were 4.5 to $5 million in excess of the previous quarter, and a little bit bump in our underlying insurance expense. Insurance expense was up about .5 million in the quarter, and that’s not reflective of our actual cost of buying our ultimate insurance. It’s more reflective of some year-end adjustments on the estimates of our deductible losses that we had during this fiscal year.

We are glad to say that unlike many of the drilling companies have had to report here during their quarterly conference calls that we have replaced our insurance in the international market for our fiscal ‘07 year. The increased cost to us is hardly a meaningful number. I think it’s less than 250 to $300,000 on a 6 to $8 million cash out of pocket package. So we had no losses from the Katrina or the Rita storms as you might remember. So our insurance program is pretty steady, and I would expect that number to be in line with about $4 million per quarter. As I look at trying to be a little bit more accurate on a go forward basis and to give some guidance as to where we think operating costs might be for the June quarter, I would have to commit today that I expect that number to be somewhere in the 116 to 120 range.

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FINAL TRANSCRIPT

May. 03. 2006 / 10:00AM ET, TDW - Q4 2006 Tidewater Earnings Conference Call

Once again, as we sit here today, we have five more vessels under serious consideration today for removal from stack. We’ve got proposals to take three out of our domestic stack and add them back to the active fleet, and we have two more international vessels, four of the five would be coming out of stack and going on a direct term contract, so the wide variance in those numbers, 116 to 120, plus the fact that the vessels that we did remove from stack and the new vessels that entered the fleet last quarter will be around for a whole quarter. So not expecting an awful lot of relief from the kind of number that we did come back with. Hope that adequately explains a little bit about what went on in the cost numbers for the quarter.

Final comment, vessel operating income from the United States or domestic operations were up 5%. That’s really, really a strong encouraging number. Generally the March quarter in the domestic market has been one that has suffered, and as we said, revenues were up, so the cost overruns and the cost of bringing those eight vessels out of stacked internationally didn’t affect the domestic market. Unfortunately, that cost did hit the international operations line to where we had a 14% decline of operating profit where we fell from a $62 million number down to about a $53 million number. Overall we had about a 9% decline in operating profit. As I’ve said, entirely coming from operating costs being up. We were quite delighted with the revenue numbers for the quarter and as they look for on a go forward basis.

A little bit matter aside, from last June, not in this quarter, but going back, in addition to the nine vessels that we took out of stack this quarter, I go back to the June — between June and December we actually took seven more vessels out of stack during that period of time. Five were international, and two were domestic. So the strong point of this market that we’re in comes shining through in those numbers, and when you look at our vessel statistics, you don’t realize those facts because we carry stacked vessels in our statistics as being active vessels, and that’s one of the things that we talked about the Securities and Exchange Commission, is working with us to beef up, or better have our disclosure put out there so some of those things become a little bit more apparent.

A few statistics as to vessel day rate and utilization numbers in the domestic deepwater fleet, which we had seven vessels active during the quarter, we’ve got a little bit of an anomaly here that the day rate reported by that fleet of vessels in the December quarter was $20,306. For this quarter we’re reporting $20,006, and basically we reported 99.7% utilization, and we continue to run at 98% utilization. In particular, yesterday when Dean saw some of these numbers, what’s going on, how can the day rate possibly be down in the United States, or domestically, the answer is pretty simple. When you only have seven boats, and one of those is a large anchor handler, the explanation for the downside on the day rate is 100% in regard to that one vessel, our one big anchor handler in the previous quarter had had a lot of anchor handling work at rates that sometimes exceeded $50,000 per day. That one vessel did work 100% of the time during this quarter at rates that were more in line with the low to mid 20s, so that one vessel caused the average day rate to apparently come down for the quarter. As we sit hear today we’re averaging right at 22,000. I was going to report 21,925 is our average day rate. So that vessel has worked its way back up and is on a more profitable contract as we sit here today.

The towing supply vessels in the Gulf of Mexico, we did add one vessel late in the quarter, bringing us up to where we have 50 vessels in that class today. Nice day rate gains from 9,474 in December, to 10,545 per day in the June quarter, and today we’re experiencing about another $600 a day average increase since the June quarter average. Today we’re averaging about $11,100. We reported 62% utilization during the quarter, and we’re reporting 63.5% utilization to you here today reflective of that, pretty much that additional one boat going to work once again, everything in the active fleet, not counting the vessels that are stacked, are pretty much working on a 90 to 95 to 100% available time basis.

Internationally, obviously the revenue story is a positive one. We continue to have about 28 vessels in our deepwater class. Average day rates grew in the quarter from $17,014 to $17,823 and have continued to climb until today to where the average is about $17,965. Utilization for the quarter was dead on 90%, and today we continue to run at 87 to 88%. Some of that, which might look like a downturn in utilization, is once again tied to that increase in the repair and maintenance numbers as we have more and more vessels go into drydock, which is what happened to us in the last quarter. Some emergency, some planned. That also not only affects the revenue side but does it take — the expense side. It does take an effect on the revenue side because you lose some revenue generating days.

Internationally our supply and towing supply business, we ended the quarter and now have about 207 vessels working in that class. Nice revenue gain again from an average day rate in December of $7,318 to today where — to the quarter reported average was $7,682, and today we’re averaging rate at $7,900 a day in that class. Utilization during the June — during the March quarter climbed up to 76.8%. We’re staying right in line with that number today, being at about 76% as we sit here.

I did see one analyst this morning question the fact as to where did some of our vessels go. They noticed that our crew boat count was down 6% — six vessels at the end of the quarter, and our tug count was down four. The four tugs were all stacked. They were sold during the quarter. Part of the unusually high gains during the quarter. They were sold. They should have no effect on cost or revenue in the future. They were, as Dean referred to them as lazy assets, assets that had not been utilized in a couple of years. The six crew boats that are missing from the schedule reflect the fact that we got out of the crew boat business in California. We had an operation out there for a long time. Once again, a different operator, a

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May. 03. 2006 / 10:00AM ET, TDW - Q4 2006 Tidewater Earnings Conference Call

competitor, came in with an offer that offered a much more aggressive multiple of EBITDA than we could see operating that minor fleet out there so we exited the crew boat business in California. That’s where the other six crew boats went. They did go on a sale. So also added to that unusually high number for the quarter.

Balance sheet continues to remain strong. Cash numbers continue to grow. We ended the year with almost $250 million of cash. The same $300 million of private placement debt outstanding, that calculates out at about a 15.3 debt-to-equity ratio, debt to total capital ratio, I’m sorry, nd I consider about 225 million of that 250 to be excess from operating needs at that cash number. So if one were to do a net debt to total cap ratio, I think we’d be somewhere in about the 4.3% range.

One final set of comments from me to bring you up to date on our new construction program and where we stand today. This is as of today. These are updated numbers, are even updated perhaps from what we had drafted into the 10-K. Today we have 19 vessels under construction. That’s made up of nine anchor handlers, all international. It’s made up of five platform supply vessels, all being built in the United States and eligible for domestic operations, and five of our other crew boats of which three are United States, they are our fast supply 170-foot aluminum crew boats that we have built. So we’ve got 19 vessels under construction. The total commitments on those 19 vessels is about $253 million. Today, we have unfunded about 192 million. That 192 million is estimated that it will be funded by about $128 million of commitments in this fiscal year, about $52 million of commitments in our ‘08 fiscal year, and a real small balance, one of the vessels is now projected to not be delivered until after March of ‘08. It falls into our ‘09 fiscal year and we’ve got about $12 million there. So in the particular in this current quarter, as I said, we did have one large domestic supply boat that was delivered right at the end of the last quarter, but it’s in the account I already gave to you.

We won’t have any meaningful revenue generation from new vessels being delivered this quarter. The enhancements to our fleet this quarter will probably come from the extra revenue that all of those vessels that entered the fleet last quarter generate plus our ultimate decisions on the five plus potentially others that we might remove from the stacked fleet during this quarter. We do have meaningful vessel deliveries that will start again in our September quarter, both domestically and internationally. Dean, that’s the nature of my comments this morning. I certainly will be available to take anyone’s questions at the end of Dean’s comments. Thank you very much.

Dean Taylor - Tidewater - Chairman, President, CEO

Thank you, Keith. As I look forward, I don’t see any reason at present to not be optimistic about our business. Many of you have participated in recent conference calls over the last several days, so we have heard those companies talk about their prospects in all offshore markets around the world. For our part, we continue to note customers signing up rigs for contracts beginning late next year and in some international areas into 2008. Even with approximately 85 rigs on order, it appears that there could be a genuine shortage of equipment to serve the demands of the international market. It was not long ago that an industry pundit predicted that the marketplace needed an additional 4 to 500 additional offshore rigs to keep up with demand. Whether that prediction is now proving itself to be true or not remains to be seen. In any case as Tidewater has the largest number of international vessels of any offshore supply boat operator, the apparent shortage of equipment serves the drilling industry can be seen only as the harbinger of continued strength for our business as well.

We continue to endeavor to do a good job of taking advantage of almost every opportunity that presents itself to improve our utilization and rates in a responsible way. 19 vessels that we currently have under construction underscore our commitment to replace our fleet in a measured manner. Will help us to keep in front of our customer demands for larger, more capable vessels. These 19 are part of a total of 132 vessels that the Company has built or acquired over the last five to six-year period for a total sum of $1.6 million.

We continue to do a good job of operating our business safely, which is also of fair amount importance, not only to us but to our customers. Last fiscal year, we had but one lost time accident in our worldwide operations. A lost time incident rate of 0.01. Again, the best in the industry by far. With over 30 million man-hours worked in every country, culture, and language one can imagine. Our employees deserve credit for such a stellar accomplishment.

A year ago a portfolio asked me where I thought the industry was in this cycle. I responded third inning of an extra inning game. We may still be in the third inning, but many haven’t taken their turns at bat. What and where are the flies in the ointment? I continue to believe that the major ones remain a significant terrorist attack, pandemic related to bird flu, potential real estate implosion, either in China or the USA, or some other extraordinary event that we are missing, all seemingly low probability events. I also continue to remind anyone who asks that prior to the construction of a huge surplus of equipment, much tax incentive driven in the late 1970’s and early ‘80s, that the industry was basically a growth industry for 1945 to 1982.

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May. 03. 2006 / 10:00AM ET, TDW - Q4 2006 Tidewater Earnings Conference Call

Time will tell whether the industry is again overbuilding or whether, on the other hand, it is in the beginning of both a replacement cycle and a situation where worldwide supply and demand for petro products are now at a point where the excess equipment built in the ‘70s and ‘80s is simply not enough to satisfy worldwide demand. I believe that the latter is the case. And I am optimistic that Tidewater, with its strong financial position, world-class safety record, and employees, diversified customer base, and geographic presence, is in a great position to continue to prosper as we continue to deal with balancing the demands of renewing our revenue generating capability in an intelligent way, returning cash to our shareholders, and an evolving market. With that I will open the lines for questions. We’re ready for questions.

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May. 03. 2006 / 10:00AM ET, TDW - Q4 2006 Tidewater Earnings Conference Call

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS] The first question is from the line of Jim Crandel with Lehman Brothers.

Jim Crandel - Lehman Brothers - Analyst

Good morning. Dean, I guess I want to talk about two issues. I’ve mentioned them both before, but I still think that they are issues out there. I take it by your comments that you are not concerned at the current time on industry new builds. If that’s true, when do you become concerned and you can address that as a whole or in a particular category?

Dean Taylor - Tidewater - Chairman, President, CEO

That’s the first?

Jim Crandel - Lehman Brothers - Analyst

That’s the first. I wanted you to address that, and I’ll have a follow-up.

Dean Taylor - Tidewater - Chairman, President, CEO

Jim, I’m always concerned with industry capacity. In a business such as ours, you always have to be concerned with industry capacity. As I’ve said before, I think a lot of the building is speculative. A lot is available to us. Some at prices that we can’t stomach, some at prices that we hold our nose and might be able to stomach. Some at prices where we will be able to pull a trigger and some is actually being built by swarthy competitors, but I think if you look at the overall sort of context, and you compare it back to the last cycle of overbuilding back in ‘79 and through ‘82, most of the building now is being done by publicly held companies, so they have to answer questions from fellows like you, just like I do, so they’re pretty responsible operators. And there’s not any tax driven construction, as best we can tell.

There’s some of the KSs and stuff in Germany and Norway but even that is relatively modest. When you look at the number of rigs that are slated to come into the market, you look at the number of FBOs, FSOs, Spars, you look at the vessel attrition that’s going to take place in the near future, I think there’s — there’s a case that there’s not going to be an oversupply of equipment, and so although, I hate to see one boat being built that’s not ours, in general I’m pretty confident that we’re going to be able to maintain and perhaps even increase our market share. Now, I’m not going to say exactly how we’re going to do that, but we don’t intend to lose market share, and we’re just going to work like [Expletive] to make sure that doesn’t happen.

Jim Crandel - Lehman Brothers - Analyst

Okay. And the follow-up question, Dean, is it fair to say at this point that buying groups of stacked vessels is more difficult or more expensive than what you earlier thought, and has your — has your belief that you’d be able to do something here diminished here in the last several months?

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FINAL TRANSCRIPT

May. 03. 2006 / 10:00AM ET, TDW - Q4 2006 Tidewater Earnings Conference Call

Dean Taylor - Tidewater - Chairman, President, CEO

Well, I’d have to say that prices would — kind of interesting. We sort of created this mess when we sold the KMAR fleet. People who were valuing those vessels at 19, 18, at $19 million when we sold them at a very significant gain for our company, all of a sudden asset values worldwide went up off of the pricing of the deal that we affected last summer. And some of the pricing now is just crazy. And so I think we have to be careful that we don’t get caught up in a buying frenzy, in a feeding frenzy, and just lose our discipline. So yes, it’s more difficult to do things in big groups, but, on the other hand, I still think that there’s some opportunities.

I thought that by this conference call we would have something to report that would be nice but it didn’t materialize. Certainly not at the pricing we thought that was possible, so we’re just going to keep working at it, but I don’t think — I mean, heck, there’s nobody in a better position to do anything than we are. Keith’s got $260 million of cash. We’ve got all kinds of firepower in terms of borrowing ability. But we’re not going to get reckless. And so I just think — I mean, we’ve tried to let our actions speak for themselves. We don’t sit here and toot our horns and pat our chests and crow like roosters like some other folks might do. We just — we let the numbers speak for themselves. And doggone it, our numbers are speaking pretty darn well. So I think we’re just going to keep working at what we do in the same fashion that we’ve been doing it, and we’re going to have something to report about increasing our — increasing numbers of vessels that we’re either building or buying, and — but we’re going to do it in an intelligent way. So that’s probably as good an answer as I can give you to that question.

Jim Crandel - Lehman Brothers - Analyst

Okay. Yes, I mean, you seem more optimistic, Dean, about worldwide supply and demand and less concerned about new builds than you have in the past. And if you’re unable to do anything meaningful on the buying vessel side, would you consider something more substantial on new builds than what you’ve been willing to consider already?

Dean Taylor - Tidewater - Chairman, President, CEO

We consider everything except moving white powder. We consider — we consider lots of things, Jim, and we always try to do what we think is best for the people who have invested in our shares, so we’re always looking at that. It’s always a balancing act. If it were a textbook that had all the right answers in it, everybody would be great at this stuff. So, yes, we are considering it, but our bent would be to buy something that’s already under construction, buy the speculators, because that’s best for the fleet-wide total. So that — that’s how we look at it.

Jim Crandel - Lehman Brothers - Analyst

Okay. That’s all for me. Thank you.

Dean Taylor - Tidewater - Chairman, President, CEO

Thank you, Jim.

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FINAL TRANSCRIPT

May. 03. 2006 / 10:00AM ET, TDW - Q4 2006 Tidewater Earnings Conference Call

Operator

Your next question comes from the line of Pierre Conner with CapitalOne South Coast.

Pierre Conner - CapitalOne South Coast - Analyst

A question first, just some housekeeping stuff, G&A was a little different in the quarter. Was there some year-end catchup, and what would you give us for guidance on that?

Keith Lousteau - Tidewater - CFO

I’ll be glad to do that. I’m sorry. I’m going to give you guidance in this quarter of about $22 million. A little embarrassing to say, but last quarter’s number was up a little bit that high for a couple of reasons. One was because the year kind of got away from us financially, and we did so well we ended up having to accrue some executive and employee incentive bonuses later in the year than we would have done had we known where we were going to end up the year, so that was one of the significant factors coming out of that number. And the number, because we — until the September quarter, we had run so high, I want you to know, in that $22 million number is about 2 to $2.5 million now per quarter of expensing options. It’s included in that number. Another one of the reasons that our $1.11 was there was that our stock did so well last quarter, you look at the number of average shares we had outstanding last quarter. So expensing stock options is going to affect us. It’s included in that guidance of 22, maybe $22.5 million number, so that’s where I think we’re going to be.

Pierre Conner - CapitalOne South Coast - Analyst

Okay, thanks. Then, stretch you a little more, on the vessel operating costs, and maybe with some of the information you’ve already given me we can manipulate it, but if you look another quarter out, are the drydocking expenses that — from what you’ve disclosed, that contribute to the 1Q number that without additional — and understand that, that would roll out? So, in other words, on a base operating run rate basis do you expect 2Q — where do you see it?

Keith Lousteau - Tidewater - CFO

We do a budget, and we do it by quarter. I see the September quarter out from a repair and maintenance as of right now. It’s planned to be just about in line with where we are in this first quarter. On our budget, we are looking at some relief, but it won’t occur until the December and March quarters, where the numbers would be down I think 3 to $4 million. Maybe it’s 2 to 3. 3 to 4 million for each of those last two quarters, but not in the September quarter. To kind of give you an idea, in our last December quarter, we did 24 drydocks. In the March quarter we did 30 drydocks. In the quarter we’re looking at now, the June quarter coming up, we got right now we’re looking at 40 of them. In the second quarter, kind of the same type number. We’ll get some relief, though, in the December quarter. You can imagine our operational managers and and this adoption of the EVA system, lots of people want to get their boats in early, get them drydocked early in the year, get them out of stacked early in the year, and get some operating income on top of them as opposed to doing particularly those stacked vessels later in the year. So relief won’t be coming to us cost-wise until perhaps the September quarter. The December quarter. I’m sorry.

Pierre Conner - CapitalOne South Coast - Analyst

That’s helpful. Dean, one—.

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FINAL TRANSCRIPT

May. 03. 2006 / 10:00AM ET, TDW - Q4 2006 Tidewater Earnings Conference Call

Dean Taylor - Tidewater - Chairman, President, CEO

I have a little comment on costs.

Pierre Conner - CapitalOne South Coast - Analyst

Okay.

Dean Taylor - Tidewater - Chairman, President, CEO

If you look year on year, revenues went up $185 million. Operating revenues went up $185 million. Costs went up $30 million. So when you compare the two, I just think that, yes, it’s — it was a little disappointing. We gave guidance last quarter of $106 million. We came in more. But you look at it year on year we’re knocking the cover off the ball in terms of the relationship between revenue and cost increases. So I would ask everyone to just keep in mind that, yes, costs are going up, but revenues are going up a lot faster, and we’re hopeful that we can continue that trend.

Pierre Conner - CapitalOne South Coast - Analyst

I understand. All about incremental margins. My question to you, Dean, on the strategy basis relative to the various regions, and I understand about not necessarily giving away competitive information, but I would note that it would seem Asia Pacific rates are flat to just sort of not changing much, versus other regions, particularly West Africa, Gulf is strong, I understand you can’t bring them back into the Gulf, but are there other potential asset movements that you’d consider between regions, and would we have a situation particularly in southeast Asia where you could see rate increases from vessel exodus or would you comment on that?

Dean Taylor - Tidewater - Chairman, President, CEO

Well, I think the — actually, I’m looking at sheet right now that’s showing rates in the Far East pretty good, incremental increases there are pretty good.

Pierre Conner - CapitalOne South Coast - Analyst

Okay.

Dean Taylor - Tidewater - Chairman, President, CEO

And I think — I think probably the place where we would have the least interest in going is one the North Sea, we’re not there now and we might move a unit or two in there to take advantage of some of the spot and activity in the anchor handling market , we’re looking at that, but the Middle East has always typically been characterized by a lot of old equipment, a lot of local operators that are willing to work on very poor margins, that don’t seem to have to answer to an investing public. But in general all the areas of the world look pretty good, and we have worldwide conference calls a couple of times a week where we discuss moving assets from one region to another to get the best economic value for that particular asset, so we’re on it weekly, in terms of moving stuff around, and it just depends upon the opportunity. There’s hardly a place where we won’t go, and

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May. 03. 2006 / 10:00AM ET, TDW - Q4 2006 Tidewater Earnings Conference Call

there’s, some places that do better than others, but I don’t want to telegraph the places where we think are going to do better than others, simply because we have got some good friends listening on the line who might try to beat us there.

Pierre Conner - CapitalOne South Coast - Analyst

I understand.

Joe Bennett - Tidewater - Princ. Accting Officer, Chief Investment and Relations Officer

Pierre this is Joe. I’d just like to follow up what Dean just said. He just explained we are constantly assessing our boats and where we want to work them at the greatest bottom line impact. One of the operating cost line items that were up this quarter was fuel and supplies, and that’s indicative of the fact that we moved our share of boats around the world. Now, even if we’re getting mobilization revenue in regards to those moves, we still show the fuel expense as we’re moving those boats around. So, again that is a line item that if you go back and look quarter to quarter, kind of bounces around a little bit, and it is really tied to that fact. We had about $2.3 million more fuel and supply costs this quarter than the December quarter, exactly for that reason. Whether they were boats coming out of stack moving to another area, or active boats moving to another area, so, again, that was part of the increase in operating costs.

Pierre Conner - CapitalOne South Coast - Analyst

Okay. No, that’s helpful. Thank you very much.

Operator

Your next question is from the line of Fred Speece with Speece Thorson Capital.

Fred Speece - Speece Thorson Capital - Analyst

Could we get the cash flow statement or do we have to wait for the 10-K? Could you hear me?

Keith Lousteau - Tidewater - CFO

Yes, sir, I heard you, and I think we ran into that last year whenever we had this same situation.

Fred Speece - Speece Thorson Capital - Analyst

I think we did.

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FINAL TRANSCRIPT

May. 03. 2006 / 10:00AM ET, TDW - Q4 2006 Tidewater Earnings Conference Call

Keith Lousteau - Tidewater - CFO

And we did later press release the cash flow statement and filed it, so we’ll be happy to look at it this afternoon. It’s prepared. We certainly don’t think our numbers are going to change or we wouldn’t be having this call here this morning. We think it’s some disclosure that’s holding us up. Fred, we’ll be happy to do that. We’ll put it out in the form of a press release, then we’ll file it with the SEC.

Fred Speece - Speece Thorson Capital - Analyst

Thank you, sir. Could you give us the CapEx for fiscal ‘07?

Keith Lousteau - Tidewater - CFO

The new construction, as it currently exists, as I said, we’ve got on the books as of new about $128 million of new construction. That number, and probably another $30 million of capitalized R&M that goes on to the books, so even though we’re at about 160 million committed, going back to the first phone call that we, the question from Jim Crandel, we certainly don’t plan on stopping at that point, to kind of further go into that area had we filed a — had you seen our commitment list on March 31, versus what I’m giving you today, you would see that we’ve added six vessels to the commitment list over the last 30 or 31 days. So we’re certainly not sitting quiet in this market. We’re committed, as I said, now to the tune of about 160 on capital commitments, and we certainly hope and we expect that number to be expanded pretty dramatically during the rest of the year, looking for those right opportunities.

Fred Speece - Speece Thorson Capital - Analyst

Thank you. And then one last nitty one. Repair and maintenance. Are you saying that 22 million is the run rate for the next two quarters, or is it going to be a little higher?

Keith Lousteau - Tidewater - CFO

That was G&A.

Fred Speece - Speece Thorson Capital - Analyst

Repair and maintenance was 22.6 this quarter, and I think you said Q1 will be similar, or higher, I’m not quite sure I got that.

Keith Lousteau - Tidewater - CFO

Q1 and Q2 we think will be similar to that depending on some of our final determinations of what we’re going to pull out of stack or not pull out of stack. For any vessel that we have that’s still in its remaining useful life, we expense that right to repair and maintenance, and of the five that we’re considering today, I think three or four fall into that that would be expense categories, but we think somewhere in that 22 — somewhere between 21 and 23 is where we think R&M will be in the end of June and then again in the September quarter. Obviously we’ll give better guidance in September when we’re her 90 days from now.

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FINAL TRANSCRIPT

May. 03. 2006 / 10:00AM ET, TDW - Q4 2006 Tidewater Earnings Conference Call

Fred Speece - Speece Thorson Capital - Analyst

Thanks so much.

Dean Taylor - Tidewater - Chairman, President, CEO

Thanks, Fred.

Operator

Your next question comes from the line of Jon Chappell from JP Morgan.

Jon Chappell - JP Morgan - Analyst

Dean, I have a question regarding labor, not so much as the impact on crew costs but as you’re bringing vessels out of stack and you’re having your new builds being delivered are you finding a shortage in qualified labor, and then as a follow-up is it putting, or do you expect it to put some upward pressure on crew costs as you compete with others for maybe a minimal labor force?

Dean Taylor - Tidewater - Chairman, President, CEO

Well, we mentioned last quarter that we — last conference call that we thought that there were going to be pressures in the U.S. on labor, and there remain pressures. We have — we have had some situations where we’ve gotten close to not being able to man vessels because our personnel situation was tight. It’s tight, it’s manageable. Steve Dick is here with us, Jeff Blat is off getting some continuing education. Steve Dick is temporarily overseeing the Gulf market. Steve, would you like to say anything?

Steve Dick - Tidewater - EVP, West Africa, North Sea, Far East

Yes, there is a lot of pressure on getting qualified people, but we are managing the issues, and there’s enough lead time when a vessel is coming out of stack that’s — to date, we haven’t had any problems getting them crewed, other than the normal — some people may be working over until you can get some people in through the door, but it’s a constant taint but it’s being managed, and I think we’ve done a pretty good job of it.

Dean Taylor - Tidewater - Chairman, President, CEO

Worldwide, answering your question, for the international personnel situation, I think we’re okay.

Jon Chappell - JP Morgan - Analyst

To take it one step further also in the U.S., is the labor becoming an issue as you look at available shipyard capacity to build new vessels?

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May. 03. 2006 / 10:00AM ET, TDW - Q4 2006 Tidewater Earnings Conference Call

Dean Taylor - Tidewater - Chairman, President, CEO

Certainly it’s an issue for the shipyards, and we have our own shipyard, and it’s got — it has issues getting people. What happened after the hurricanes, FEMA has employed a lot of people at rates of pay that used to work in shipyards that are far in excess of what shipyards were paying, so that’s putting pressure on shipyards rates. The shipyards are having a tough time maintaining and — excuse me, retaining and attracting new personnel. But this industry is amazing in its ability to cope with issues, and I’m not talking just about the supply boat industry, but the oil service industry and the oil industry in general. It generally deals with these kind of things. Ultimately rates will rise to a level where they will — we will attract the people necessary to keep the industry going. Whether we’re going — we’ve had some cost increases in our domestic based fleet recently. They’re already reflective in what — reflected in what you saw this quarter. Whether this becomes a cycle where people — where some of our competitors raise rates again and we have to do it again, it becomes a perpetuating cycle is something that we’re going to have to watch.

Right now it’s not occurring, but it could occur, and it’s just something to which we will need to be mindful and attentive. And you see it here at the OTC in Houston this week. They’ve got — the oil companies are having problems, and other service companies are all having problems raiding each other’s people. It applies to us as well. I don’t think to as great an extent as some others, but it’s something to which we’re just going to have to be mindful. How we can quantify that in terms of what the costs are going to do, hard to say, but, we do a pretty good job with our costs for many quarters, quarter after quarter after quarter, while our revenues were rising, we continued to get calls from analysts saying how can you keep raising revenues and your costs don’t rise? Well, they caught up with us little bit this past quarter, but you can be sure that this group right here at Tidewater is managing the [Expletive] out of costs, and we will continue to do so.

Jon Chappell - JP Morgan - Analyst

Thanks. One last follow-up. Are you seeing anything from your customers as we approach hurricane season, given the severity of last year, as far as contingency plans and any, maybe locking into contracts or — just kind of proactive contract work for your boats?

Dean Taylor - Tidewater - Chairman, President, CEO

Yes, we are.

Jon Chappell - JP Morgan - Analyst

Okay.

Dean Taylor - Tidewater - Chairman, President, CEO

Customers are much more attentive to what they’re going to need to do. We’re seeing customers actually pick vessels up on — in situations where they’re just going to have vessels standing by to either handle anchors or move rigs or do something as part of their overall hurricane contingency plan.

Jon Chappell - JP Morgan - Analyst

So that should help your utilization then.

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FINAL TRANSCRIPT

May. 03. 2006 / 10:00AM ET, TDW - Q4 2006 Tidewater Earnings Conference Call

Dean Taylor - Tidewater - Chairman, President, CEO

Well, our utilization for our active fleet is flat out right now. So, I mean, it’s one of the reasons why we’re reviewing bringing more vessels into the fleet because everything that we have that is active is basically working.

Operator

Your next question comes from the line of Chris Summers with Greenlight Capital.

Chris Summers - Greenlight Capital - Analyst

Wondering what your view is on, when all the new builds that are supposed to enter the market over the next two years, a lot of people have talked about existing boats and active fleets that are older coming out of the system and as I spoke to some people out there that are operating the vessels, they will say no one’s going to take any boats out of the system while rates are this high because just how high the returns are. I was wondering if you could comment on that and if you guys would plan to to take ships out of the active fleet as the large number of new builds comes into the system over the next two years, or if maybe it’s all absorbed by some incremental demand.

Dean Taylor - Tidewater - Chairman, President, CEO

Well, there will be incremental demand, and there will be some ships that just will not be worth continuing to operate when they come up against what we call the drydocking wall. Every five years every ship that’s classed by any classification society has to be drydocked twice. Normally those drydockings can run anywhere from 5 to $800,000, to $1 million, to 1.5, depending upon the ship. So sometimes you’ll just come up to that wall and you will say, with the contract coverage that we see going forward it’s not worthwhile to drydock this boat, and we’re going to put it in stack. And we don’t just do that by ourselves. Everybody does that. So, yes, people may be saying that with today’s demand and — that they want to continue to operate the older ships.

There will be some pressure when some of the new vessels come into the fleet and some of the old vessels probably will get shoved out of the marketplace, but I think when you look at just sort of fleetwide numbers — and I don’t want to get into it too much, but look at fleet wide numbers, the number of old boats that should fall out of the industry are going to be significant. And I think the number of new vessels that will be coming into the industry are not going to really affect the overall supply/demand equation. So is it something that we have to watch? [Expletive] right, we have to watch it. But I think that concerns about too much capacity, with all the new drilling rigs and new needs for vessels coming into the marketplace in the next two to three years, there may be a little bit of lumpiness, but I’m not expecting very much.

Chris Summers - Greenlight Capital - Analyst

I guess what’s the latest number on number of new builds that are expected to enter the market in the next two years?

Dean Taylor - Tidewater - Chairman, President, CEO

Oh, about — in the next two years, about 200.

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May. 03. 2006 / 10:00AM ET, TDW - Q4 2006 Tidewater Earnings Conference Call

Chris Summers - Greenlight Capital - Analyst

Got it. And then is it your expectation that at the current rates there are boats that you guys would take out of your system when your new boats come in, or are the rates attractive enough that they justify repairing and maintaining the older portion of your active fleet?

Dean Taylor - Tidewater - Chairman, President, CEO

It’s not just a question of rates. It’s a question of customer requirements.

Chris Summers - Greenlight Capital - Analyst

Right.

Dean Taylor - Tidewater - Chairman, President, CEO

The customers — some customers will use old boats, and they don’t care about anything except the rate, period. That’s all they care about. So that’s where the old boats tend to end up. Some customers don’t care about the rate, and all they care about is the specs. So they’ll pay what they need to pay to get the specs of the boat that they want. And then you have some customers who are in between who balance the specs, balance the rates, and — sort of put their finger up in the — lick their finger, put it up in the wind and see which way it’s blowing, and that’s what they do. So it’s — a lot of moving pieces. It’s not as simple as, I got an old boat, the market’s good, I’m going to keep it in the market no matter what.

Well, no matter what depends a lot upon what the customer is looking for, and so if you happen to be somebody with lots of dispersion of their fleet, like we are, it’s much more likely that we’re going to find the customer who is going to be willing to work with some older pieces of equipment. If you happen to be geographically concentrated, it’s much more difficult to move your stuff around to utilize it where customers are more attentive to vessel specifications rather than age of equipment.

Operator

Your next question comes from the line of Daniel Burke with Johnson Rice.

Daniel Burke - Johnson Rice - Analyst

Good morning, guys. First of all, on your share repurchase program, was wondering if that program is going to be extended. I think at least when it was initially announced it was scheduled to conclude about mid ‘06.

Dean Taylor - Tidewater - Chairman, President, CEO

I think the expiration date is June 30. I can’t speak for the entire Board of Directors, but my guess is it will be extended.

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May. 03. 2006 / 10:00AM ET, TDW - Q4 2006 Tidewater Earnings Conference Call

Daniel Burke - Johnson Rice - Analyst

Dean, as you step back what will it take to get more maybe aggressive under that share repurchase? I guess my impression has been that with the sale of the KMAR vessels, those proceeds at least might be deployed towards repurchase in a more timely or consistent fashion.

Dean Taylor - Tidewater - Chairman, President, CEO

We talk with lots of people, and some people want to us buy shares back no matter what. Some people say, well, you ought to be opportunistic about it. Some people say, you ought to use that money to increase your dividend. We have — some of our very large shareholders say, we want a special dividend. You should have reoccurring special dividends. It’s pretty tough to satisfy lots of competing demands, but one thing we do do is we listen to everybody, we try to formulate some sort of strategy where we think we’re serving the best interests of everybody while we’re serving the needs of this company to regenerate its earnings generating capability. We can clip coupons and pay dividends and not invest any money on any new equipment and go buy lots of shares, and we’ll have lots of shares and a very old fleet. So we can’t just concentrate on any one of those three pieces.

You have to do it in a measured way. We thought — there were a couple of opportunities where I thought that I was going to take a big chunk out of Keith’s cash hoard, and we wouldn’t be talking so much about cash on hand right now, but they didn’t materialize. They just didn’t. But we’re mindful — look at in this way. We just adopted EVA. All of our bonuses now are going to be tied to how we’re doing as related to no pat versus our cost of capital. Our cost of capital is high right now because we’re so much equity based in our capital. So to me, it will lower our cost of capital if we go out and get some debt on our balance sheet and get rid of some of this cash. We understand the problem. We are talk about it at every Board of Directors meeting. I think you are going to see some things happen relatively quickly, but I don’t want to telegraph them right now because I don’t have a consensus yet as to what we’re going to do, but be mindful we are aware of your concern on that issue, and we’re going to address — we’re going to address the matter of our capital structure, share repurchases, increased dividends, special dividends. We’ll be addressing that. We’ve got a planning strategy meeting coming up shortly with our Board of Directors, and we’ll be addressing all of those things.

Daniel Burke - Johnson Rice - Analyst

Thank you for that question. You actually answered a follow-up within that response. Just one other follow-up. With the escalation you’ve seen in new build order book pricing for OSVs can you increase the amount of time or the amount of interest with which you would consider reviewing maybe ancillary businesses that classically still marine related but that Tidewater has not been involved in?

Dean Taylor - Tidewater - Chairman, President, CEO

Well, I’m very interested in trying to get something to being other than a part of a facet of a side of a very big industry. This is my feeling. We have some other members on our Board of Directors who may other may not agree with that, but, our Board will ultimately decide what we’re going to end up doing. I’ll have some ideas, and they’ll either validate them or not. But I personally think that being as concentrated as we are and just one very small facet of the industry is something we need to pay attention to, and how we deal with that will again remain to be seen, but it’s something, again, of which we’re not unmindful.

Daniel Burke - Johnson Rice - Analyst

Thank you.

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FINAL TRANSCRIPT

May. 03. 2006 / 10:00AM ET, TDW - Q4 2006 Tidewater Earnings Conference Call

Operator

Your next question is from the line of Judd Bailey with Jefferies.

Dean Taylor - Tidewater - Chairman, President, CEO

Hi, Judd.

Judd Bailey - Jefferies & Co. - Analyst

Good morning, guys. Two quick questions on your reactivations. First, Dean, could you comment on the types of contracts those reactivations got? Did you just put them in the spot market, or did you get some kind of term contract when those came out of the yard?

Dean Taylor - Tidewater - Chairman, President, CEO

Almost in every case they’re term contracts. We don’t take anything out of stack unless we see that we’re going to pay for the cost of removing it from stack and have a nice healthy profit on top of it. From time to time we might take something out of stack on a high probability spec basis, but those occasions are pretty rare. Steve’s here. Would you like to comment?

Steve Dick - Tidewater - EVP, West Africa, North Sea, Far East

Yes. Particularly the international vessels that are coming out of stack, they are coming out against commitments that will commence as soon as we can get the vessels put back in service. In the U.S., when we’ve taken vessels out of stack here, it’s because we’ve run for some time with full utilization, and the requirements are coming in recurring, so it gives us a chance to be able to evaluate whether we should take the vessel out or not. Internationally, they would come out against term contracts, and in the Gulf they would come out, and when more of our vessels are fixed for term in the U.S., then the spot market on the reactivated vessels is pretty good, but internationally it would be against charter.

Judd Bailey - Jefferies & Co. - Analyst

Could you give us a range of how long that term is?

Steve Dick - Tidewater - EVP, West Africa, North Sea, Far East

It would be anywhere from one to two years.

Judd Bailey - Jefferies & Co. - Analyst

One to two years? Okay. And just a question on your vessel count then. Should we expect I guess somewhere in the neighborhood of eight more international vessels to show up for the next quarter, or is that already included in what you reported in your press release this morning, and was it offset by the attrition you talked about earlier in the call?

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May. 03. 2006 / 10:00AM ET, TDW - Q4 2006 Tidewater Earnings Conference Call

Keith Lousteau - Tidewater - CFO

It’s already embedded in the numbers that we released this morning. Remember, it’s embedded in our utilization statistics because when we — when we report our fleet totals, it includes the boats that are working and the boats that are stacked, so you don’t see any change in the vessel count whenever boats are returned from stacked to active service. What you see is a pick up in the utilization rates of the number of those vessels. So those eight and the one domestic, the nine that were returned last quarter are already in the vessel count, and the five that we are currently considering, of which four would have term contracts sitting there waiting for them, those are already in the statistics as to the number of vessels, they would just enhance utilization numbers for next quarter.

Judd Bailey - Jefferies & Co. - Analyst

Okay. Great. Thank you.

Operator

At this time there are no further questions.

Dean Taylor - Tidewater - Chairman, President, CEO

Well, we thank everyone for their participation in the call this morning, your interest in our company. We wish everyone well. Thank you very much.

Operator

This concludes today’s conference call. You may now disconnect.

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FINAL TRANSCRIPT

May. 03. 2006 / 10:00AM ET, TDW - Q4 2006 Tidewater Earnings Conference Call

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